CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No.33-28428 on Form N-1A of our report dated December 24, 2008, relating to the financial statements and financial highlights of BlackRock Global Emerging Markets Fund, Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the period ended October 31, 2008. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Princeton, New Jersey
February 26, 2009